Exhibit 99.1

Central European Distribution Corporation Announces First Quarter 2007 Results; Operating Income Increases 30% over First Quarter 2006

Bala Cynwyd, Pennsylvania May 2, 2007: Central European Distribution Corporation (NASDAQ: CEDC) today announced its results for fiscal first quarter 2007. Net sales for the first quarter 2007 increased 20% to $228 million from the $190 million reported for the same period in 2006. Operating income increased by 30% to $18.9 million from $14.6 million for the same period in 2006.

On a comparable basis, CEDC announced net income of $7.8 million, or $0.20 per fully diluted share for the first quarter 2007, as compared to $4.9 million or $0.14 per fully diluted share for the same period in 2006. On a U.S. GAAP basis (as hereinafter defined), CEDC announced a net loss of $5.2 million or $0.13 per fully diluted share for the first quarter of 2007, as compared to net income of $7.8 million, or $0.22 per fully diluted share, for the same period in 2006. The major differences between the U.S. GAAP net income and comparable non-GAAP net income reflects unrealized foreign exchange movements relating to our Senior Secured Notes and costs associated with the early retirement of debt. For a reconciliation of comparable non-GAAP net income to the net loss reported under United States Generally Accepted Accounting Principles (“GAAP”), please see the section “Unaudited Reconciliation of Non-GAAP Measures”. The weighted average number of shares used for calculating diluted earnings per share for first quarter 2007 was 39.4 million compared to 36.0 million for the first quarter 2006.

Some of the Company’s key financial highlights for the first quarter 2007 compared to the same quarter last year include the following:

•	Net sales up 20%

•	Organic sales growth of 15%

•	Gross profit up 24%

•	Gross margins up from 19.7% to 20.3%

•	Operating income up 30%

•	Exclusive import portfolio growth of 74%

•	Export sales increased by 35%

Mr. William Carey, CEO and President, said, “The Polish economy has hit record levels of GDP growth of approximately 8% in the first quarter 2007, which has fueled demand for our branded products, as is evidenced in our sales of exclusive import brands growth of 74%. We also had double digit growth of our top four core vodka brands. The recent integration of our distribution and production companies coupled with strong consumer demand for branded beverages has driven our organic sales growth to record levels of 15%. Spirit pricing has continued to drop year to date by 5-7% versus our 2007 budgeted spirit pricing of approximately $1.15 per liter.”

Mr. Carey continued, “With our successful offering of shares in December and February, we were able to pay down 20% of our outstanding Senior Secured Notes which had much higher interest rates than we have been able to obtain recently. As a result of this improvement in ongoing interest rates, the company took one time charges related to the early retirement of our Senior Secured Notes, as described in the Unaudited Reconciliation of Non-GAAP Measures. All charges related to the early retirement of our Senior Secured Notes are reflected in the first quarter of 2007.”

CEDC has reported net income and diluted net income per share in accordance with GAAP and on a non-GAAP basis, referred to in this release as comparable non-GAAP net income. CEDC’s management believes that the non-GAAP reporting giving effect to the adjustments shown in the attached reconciliation provides meaningful information and an alternative presentation useful to investors’ understanding of CEDC’s core operating results and trends. CEDC discusses results on a comparable basis in order to give investors better insight into underlying business trends from continuing operations. CEDC’s calculation of these measures may not be the same as similarly named measures presented by other companies. This measure is not presented as an alternative to net income computed in accordance with GAAP as a performance measure, and you should not place undue reliance on such measures. A reconciliation of GAAP to non-GAAP measures can be found in the section “Unaudited Reconciliation of Non-GAAP Measures” at the end of this press release.

CEDC is the largest vodka producer in Poland and produces the Absolwent, Zubrowka, Bols and Soplica brands, among others. CEDC currently exports Zubrowka to many markets around the world. CEDC also produces and distributes Royal Vodka, the number one selling vodka in Hungary.

CEDC also is the leading distributor and the leading importer of alcoholic beverages in Poland and Hungary. In Poland, CEDC operates 16 distribution centers and 76 satellite branches and imports many of the world’s leading brands, including brands such as Remy Martin, Jagermeister, Metaxa, Jim Beam, Sauza Tequila, Grant’s, E&J Gallo, Sutter Home, Torres, Penfolds and Concha y Toro wines, Corona, Foster’s, and Guinness Stout beers and Evian.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the actual results, performance or achievements of CEDC to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. CEDC undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by the securities laws. Investors are referred to the full discussion of risks and uncertainties included in CEDC’s Form 10-K for the fiscal year ended December 31, 2006, and in other periodic and current reports filed by CEDC with the Securities and Exchange Commission.

Contact:

Jim Archbold,

Investor Relations Officer

Central European Distribution Corporation

610-660-7817

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

(Amount in columns expressed in thousands)

	March 31,	December 31,
	2007	2006
ASSETS
Current Assets
Cash and cash equivalents	$108,674	$159,362
Accounts receivable, net of allowance for doubtful accounts of $24,538 and $24,354 respectively	179,889	224,575
Inventories	78,076	89,522
Prepaid expenses and other current assets	12,296	24,299
Deferred income taxes	6,584	5,336

Total Current Assets	385,519	503,094

Intangible assets, net	431,075	371,624
Goodwill, net	424,788	398,005
Property, plant and equipment, net	50,553	49,801
Deferred income taxes	8,110	3,305
Other assets	200	204

Total Assets	$1,300,245	$1,326,033

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade accounts payable	$91,735	$138,585
Bank loans and overdraft facilities	113,230	24,656
Income taxes payable	6,123	2,975
Taxes other than income taxes	70,086	94,985
Other accrued liabilities	52,952	57,620
Current portions of obligations under capital leases	2,219	2,005

Total Current Liabilities	336,345	320,826

Long-term debt, less current maturities	4	8
Long-term obligations under capital leases	748	1,122
Long-term obligations under Senior Secured Notes	314,955	393,434
Deferred income taxes	78,535	68,275

Total Long Term Liabilities	394,242	462,839

Minority interests	5,808	21,395

Stockholders’ Equity
Common Stock ($0.01 par value, 80,000,000 shares authorized, 40,309,482 and 38,691,635 shares issued at March 31, 2007 and December 31, 2006, respectively)	404	387
Additional paid-in-capital	423,097	374,985
Retained earnings	122,908	128,084
Accumulated other comprehensive income	17,591	17,667
Less Treasury Stock at cost (246,037 shares at March 31, 2007 and December 31, 2006)	(150)	(150)

Total Stockholders’ Equity	563,849	520,973

Total Liabilities and Stockholders’ Equity	$1,300,245	$1,326,033

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)

(Amount in columns expressed in thousands, except share and per share information)

	Three months ended
PROFIT AND LOSS	March 31, 2007	March 31, 2006
Sales	$288,996	$239,477
Excise taxes	(60,782)	(49,360)
Net Sales	228,214	190,117
Cost of goods sold	181,897	152,656

Gross Profit	$46,317	$37,461

Operating expenses	27,402	22,889

Operating Income	$18,915	$14,572

Non operating income / (expense), net
Interest / (expense), net	(8,649)	(8,059)
Other financial income / (expense), net	(15,400)	3,823
Other non operating income / (expense), net	(343)	1,311

Income before taxes	($5,477)	$11,647

Income tax (benefit) / expense	(1,030)	1,864

Minority interests	729	1,968

Net income	($5,176)	$7,815

Net income per share of common stock, basic	($0.13)	$0.22

Net income per share of common stock, diluted	($0.13)	$0.22

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW (UNAUDITED)

(Amount in columns expressed in thousands)

	Three months ended March 31,
CASH FLOW	2007	2006
Operating Activities
Net income	($5,176)	$7,815
Adjustments to reconcile net income to net cash provided by / (used in) operating activities:
Depreciation and amortization	2,434	2,069
Deferred income taxes	(7,148)	1,872
Bad debt provision	188	377
Minority interests	729	1,968
Hedge valuation	—	(11,772)
Unrealized foreign exchange losses	3,364	7,753
Cost of debt extinguishment	11,869	—
Stock options expense	463	242
Changes in operating assets and liabilities:
Accounts receivable	44,461	46,815
Inventories	11,431	12,576
Prepayments and other current assets	6,807	1,802
Trade accounts payable	(46,825)	(41,235)
Income and other taxes	(16,543)	(10,724)
Other accrued liabilities and other	(3,649)	(9,882)

Net Cash provided by Operating Activities	2,405	9,676

Investing Activities
Investment in distribution assets	(5,410)	(1,245)
Proceeds from the disposal of equipment	2,647	114
Proceeds from the disposal of financial assets	—	1,150
Refundable purchase price related to Botapol acquisition	5,000	—
Acquisitions of subsidiaries, net of cash acquired	(90,917)	(1,260)

Net Cash used in Investing Activities	(88,680)	(1,241)

Financing Activities
Borrowings on bank loans and overdraft facility	94,311	6,035
Payment of bank loans and overdraft facility	(5,733)	(839)
Payment of Senior Secured Notes	(95,440)	—
Hedge closure	—	(4,677)
Payment of capital leases	(160)	(405)
Issuance of shares in public placement	42,354	—
Options exercised	311	293

Net Cash provided by Financing Activities	35,643	407

Currency effect on brought forward cash balances	(56)	673
Net Increase / (Decrease) in Cash	(50,632)	9,515
Cash and cash equivalents at beginning of period	159,362	60,745

Cash and cash equivalents at end of period	$108,674	$70,260

Supplemental disclosures of cash flow information
Interest paid	$18,124	$19,754
Income tax paid	$6,119	$4,681

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

UNAUDITED RECONCILIATION OF NON-GAAP MEASURES

(in thousands, except share and per share information)

	Three Months Ended March 31,
	2007	2006
GAAP net income/(loss)	$(5,176)	$7,815

Foreign exchange impact and hedge revaluation	2,725	(3,097)	(A	)
Pre-acquisition financing costs	283	—	(B	)
One-time costs associated with early retirement of debt	9,609	—	(C	)
Impact of expensing stock options	360	196	(D	)
	—	—

Comparable non-GAAP net income	$7,801	$4,914

Comparable net income per share of common stock, basic	$0.20	$0.14
Comparable net income per share of common stock, diluted	$0.20	$0.14

Comparable measures are provided as additional information as management believes this information provides investors with better insight on underlying business trends and results in order to evaluate ongoing financial performance. Descriptions of these items are presented below:

A.	Represents the net after tax impact of the foreign currency revaluation related to our Senior Secured Notes and mark to market revaluation of financing related hedges.

B.	Represents other miscellaneous costs incurred in 2007, directly related to the tender for additional shares of Polmos Bialystok.

C.	Represents the net after tax impact associated with the early retirement of 20% of CEDC’s outstanding Senior Secured Notes, including an 8% one-time redemption premium payment to the Noteholders and write-off of prepaid financing costs.

D.	On January 1, 2006 CEDC adopted SFAS 123(R) and began to expense stock options. This amount represents the net after tax impact of the expensing of stock options.